Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN ANNOUNCES EXPANSION OF DRUG DISCOVERY COLLABORATION

Myogen Achieves Three Milestones Under the Collaboration

Denver, Colorado, May 26, 2005 –Myogen, Inc. (NASDAQ: MYOG) today announced two developments related to its heart muscle disease drug discovery collaboration with Novartis (NYSE: NVS). First, the collaboration has been expanded to include Myogen’s histone deacetylase inhibitor (HDACi) program. Second, Myogen announced that it had achieved three development milestones under the parties’ existing research collaboration for the discovery and development of novel drugs for the treatment of cardiovascular disease.

“We are delighted with the progress made to date under our partnership agreement and we are pleased to broaden the collaboration to include HDAC inhibitors”, said J. William Freytag, President and Chief Executive Officer of Myogen, Inc. “We believe the HDACi program has significant potential therapeutic value. Through this partnership, we have an exciting opportunity to advance the discovery and development of novel small molecule compounds that selectively inhibit HDACs for treatment of cardiac diseases.”

“Novartis has focused on developing a deep understanding of diseases of the heart. Our collaboration with Myogen is an important part of our efforts to explore innovative and potentially important targets for drug discovery”, said Dr. Jeremy Levin, Global Head of Strategic Alliances of Novartis. “This expansion underlies our commitment to work with Myogen and to expand the productive relationship established in 2003.”

The expansion of the collaboration extends research funding for a minimum of three years and includes undisclosed signing fees, milestone payments and royalty payments on sales of products that are successfully commercialized. Upon the completion of Phase 2 clinical trials of certain HDACi product candidates Novartis has licensed under the collaboration, Myogen has an option to enter into a co-promotion and profit sharing agreement in certain markets, subject to the Company reimbursing Novartis for certain costs incurred through the completion of Phase 2 trials as well as a commensurate portion of future development and marketing costs and the elimination of the associated royalty.

The three milestones achieved reflect Novartis’ and Myogen’s continued progress in validation of high throughput assays relating to current collaboration targets. Achievement of these milestones will trigger payments to Myogen in accordance with the terms of the parties’ 2003 research collaboration agreement.

About HDAC Inhibitors
Recent research at Myogen suggests that HDAC inhibitors represent a valid approach to the development of novel, disease-modifying cardiac therapeutics. In work published recently, Myogen scientists have shown that HDAC inhibitors block pathological cardiomyocyte hypertrophy and up-regulate the expression of alpha myosin heavy chain while decreasing beta myosin isoform expression. Myogen believes that this research holds promise

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for the discovery of small molecule drugs that halt, or reverse, pathological cardiac remodeling and its underlying gene reprogramming and have the potential to improve the function of the failing heart. Myogen has identified and patented (US 6,706,686) therapeutic uses of HDAC inhibitors for the prevention and treatment of cardiac hypertrophy and heart failure.

About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of patients with chronic heart failure, ambrisentan for the treatment of patients with pulmonary arterial hypertension and darusentan for the treatment of patients with resistant systolic hypertension. The company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the potential to discover collaboration targets and small molecule development candidates through Myogen’s discovery research program and Myogen’s collaboration with Novartis. Actual results could differ materially from those projected and Myogen cautions investors not to place undue reliance on the forward-looking statements contained in this release.

Among other things, Myogen’s results may be affected by competition from other pharmaceutical and biotechnology companies, Myogen’s ability to successfully develop and market its current products, difficulties or delays in its clinical trials, regulatory developments involving current and future products and, its effectiveness at managing its financial resources. The discovery research program and the company’s collaboration with Novartis may not succeed in identifying additional therapeutic targets, product candidates or products. Novartis may choose to terminate or not renew the collaboration agreement with the company, possibly delaying Myogen’s development programs and increasing its operating loss. If the company’s product candidates, including darusentan, ambrisentan and enoximone, do not meet the safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the company will not be able to market them. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing the information contained in this release as of the date of the release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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